Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 05:13 PM 11/24/2020 FILED 05:13 PM 11/24/2020 SR 20208487124 - File Number 6601741

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MEGALITH FINANCIAL ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

1.	The undersigned, being a duly authorized officer of MEGALITH FINANCIAL ACQUISITION CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

2.	The name of the Corporation is Megalith Financial Acquisition Corp.

3.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 13, 2017, an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 23, 2018, and an amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 26, 2020.

4.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation (as amended).

5.	This Amendment to the Amended and Restated Certificate of Incorporation (as amended) was duly adopted by the affirmative vote of the holders of 65% of the Common Stock, voting as a single class, entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

6.	The text of Section 9.I(b) of Article IX is hereby amended and restated in its entirety to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission on July 20, 2018, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination on or prior to March I, 2021 and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

7.	The text of Section 9.2(d) of Article IX is hereby amended and restated to read in full as follows:

(d) In the event that the Corporation has not consummated an initial Business Combination on or prior to March 1, 2021, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem JOO% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

8.	The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9. I(a). any amendment is made to Section 9.2(d) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination on or prior to March I, 2021, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 24th day of November, 2020.

MEGALITH FINANCIAL ACQUISITION CORP.

By:	/s/ A.J. Dunklau
Name:	A.J. Dunklau
Title:	Chief Executive Officer and President